SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): February 5, 2007
LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	001-32373 (Commission File Number)	27-0099920 (IRS Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA (Address of principal executive offices)	89109 (Zip Code)
Registrant’s telephone number, including area code: (702) 414-1000
NOT APPLICABLE
(Former name or former address, if changed since last report)
     Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
     ☐ Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

I.	Amendment to 2004 Equity Award Plan.
          On February 5, 2007, Las Vegas Sands Corp. (the “Company”) amended certain provisions of its 2004 Equity Award Plan (the “Plan”), including the following:
          (a) the definition of “Fair Market Value” in Section 2(r) of the Plan was amended to mean, on a given date, (i) if the Stock is listed on a national securities exchange, the closing sale price reported as having occurred on the primary exchange with which the Stock is listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value on such date based upon a good faith attempt to value the Stock accurately and computed in accordance with applicable regulations of the Internal Revenue Service.
          (b) the first sentence of Section 13 of the Plan was amended to provide that the Committee shall make an equitable adjustment or substitution, in order to prevent substantial enlargement or dilution of a Participant’s rights as to the number, price or kind of a share of Stock or other consideration subject to such Awards or as otherwise determined by the Committee to be equitable (i) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the Date of Grant of any such Award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan; provided, however, that the manner of any such equitable adjustment shall be determined by the Committee in its sole discretion.
          (c) a new Section 4(e) was added to the Plan to permit the Committee to delegate to the Chief Executive Officer acting together with either the President or the Executive Vice President of the Company the authority to grant Awards under the Plan to any Eligible Person (other than a Non-Employee Director or an officer of the Company or its Subsidiaries who is subject to the provisions of Section 16 of the Exchange Act), provided that such grants are consistent with guidelines established by the Committee from time to time.
          Capitalized terms used in the foregoing description and not defined are used as defined in the Plan.

II.	Form of Restricted Stock Award Agreement.
     On February 6, 2007, the Compensation Committee of the Board of Directors of the Company approved a form of restricted stock award agreement to be used in connection with future grants of restricted stock. A copy of the form of agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item.
Item 7.01 Regulation FD Disclosure.
     The Company announced today that its subsidiaries Venetian Macao Limited (“Venetian Macao”) and VML US Finance LLC (“VML”) are in discussions with the lenders under the Credit Agreement (the “Credit Agreement”), dated as of May 25, 2006, by and among Venetian Macao, VML, the lenders thereunder, The Bank of Nova Scotia as administrative agent, Banco Nacional Ultramarino and Sumitomo Mitsui Banking Corporation as co-documentation agents, and Goldman Sachs Credit Partners, L.P., Lehman Brothers Inc. and Citigroup Global Markets, Inc., as co-syndication agents and arrangers, to amend the Credit Agreement and the related Disbursement Agreement. The proposed amendments would, among other things, reduce the applicable margins on the interest rates applicable to all classes of loans under the Credit Agreement, provide Venetian Macao and VML with greater flexibility to use proceeds from the borrowings under these facilities and permit Venetian Macao and VML to make additional investments. The amendments to the interest rate margins will require the approval of all lenders under the Credit Agreement, and the other amendments will require the approval of the majority lenders under the Credit Agreement. In addition, the Company intends to exercise a portion of the accordion facility under the Credit Agreement. There can be no assurances that the requisite lenders will approve these amendments or that these transactions will be consummated.
     The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

10.1	Form of Restricted Stock Award Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 8, 2007
LAS VEGAS SANDS CORP.
	By:	/s/ Scott D. Henry
		Name:	Scott D. Henry
		Title:	Senior Vice President, Finance

INDEX TO EXHIBITS

10.1	Form of Restricted Stock Award Agreement.